As filed with the Securities and Exchange Commission on May 9, 2019

Registration No.                     -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REDWOOD MORTGAGE INVESTORS IX, LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

26-3541068

(I.R.S. Employer Identification Number)

177 Bovet Road, Suite 520

San Mateo, CA 94402

(650) 365-5341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Burwell

177 Bovet Road, Suite 520

San Mateo, CA 94402

(650) 365-5341

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Teresa V. Pahl, Esq.

K. Bradley Rogerson, Esq.

Hanson Bridgett LLP

425 Market Street, 26th Floor

San Francisco, CA 94105

Tel: (415) 995-5079

Fax: (415) 995-3431

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units of Limited Liability Company Interests	$15,000,000	$1.00	$15,000,000	$1,818

(1)

The proposed aggregate maximum offering price will equal $15,000,000 unless and until adjusted by our board of directors. Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

PROSPECTUS

REDWOOD MORTGAGE INVESTORS IX, LLC

DISTRIBUTION REINVESTMENT PLAN

$15,000,000 Units of Limited Liability Company Interest

Redwood Mortgage Investors IX, LLC (“we,” “our,” “us,” or the “Company”) has established a Distribution Reinvestment Plan, which we refer to as the “Plan” or “DRIP Plan,” designed to provide an economical and convenient way for existing holders of units of our limited liability company interests (“Units”) to designate their cash distributions for reinvestment in additional Units issued through the Plan (also “Units” or “DRIP Units”). Some of the significant features of the Plan are as follows:

•	Any registered member of the Company holding Units as of April 30, 2019 may elect to participate in the DRIP Plan to the extent they are not already enrolled in the DRIP Plan.

•

Participants that have enrolled in the DRIP Plan (“Participants”) may designate all or a portion of the periodic cash distributions payable with respect to their existing Units to be automatically reinvested in additional DRIP Units issued under the DRIP Plan at the rate of $1.00 per Unit.

•	Our Manager, Redwood Mortgage Corp., will serve as the Administrator for the DRIP Plan and DRIP Units will be issued directly by us through the Administrator.

•

Participation in the DRIP Plan is entirely voluntary, and Participants may terminate their participation at any time and have their Units transferred out of the DRIP Plan account by written notice to the Administrator. Members who do not choose to participate in the DRIP Plan will continue to receive cash distributions, as declared and paid, in the usual manner.

•	We have the right to terminate or suspend the DRIP Plan at any time.

The Units are not traded on any exchange or other market and there is no regular market for our Units. There is no assurance that a regular market for the Units will develop in the future.

All questions concerning the DRIP Plan should be directed to:

Redwood Mortgage Investors IX, LLC

Investor Services

177 Bovet Road, Suite 520

San Mateo, CA 94402

(800) 659-6593, option 5.

An investment in our Units involves certain material risks and uncertainties that should be considered. See Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on April 1, 2019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

The date of this prospectus is May 9, 2019

i

SUMMARY INFORMATION

Redwood Mortgage Investors IX, LLC, a Delaware limited liability company, was formed on October 8, 2008, for the purpose making and generally holding-for-investment mortgage loans secured by California real estate, primarily through first and second deeds of trust. If the dollar amount of pending loan applications meeting our investment criteria exceeds the capital available to lend, we may also engage in opportunistic loan sales to third parties from time to time. We are externally managed by Redwood Mortgage Corp., a California corporation (“RMC” or the “Manager”) and we are governed by our Ninth Amended and Restated Limited Liability Company Operating Agreement (“Operating Agreement”).

We are qualified to do business in California and commenced active business operations in October 2009. Since that time, we have offered and sold our Units publicly pursuant to registration statements filed with the Securities and Exchange Commission (“SEC”) on Form S-11. In June 2016, the Company’s registration statement on Form S-11 was filed with the SEC (SEC File No. 33-208315) to offer up to 120,000,000 Units ($120,000,000) to the public (the “Primary Offering”) and 20,000,000 DRIP Units ($20,000,000) to our members (“Members”) pursuant to the DRIP Plan. As of March 31, 2019, the Company had sold approximately 87,816,000 Units – 39,407,000 Units under previous registration statements and approximately 48,409,000 Units (including DRIP Units under the Plan) under the June 2016 registration statement. Correspondingly, gross proceeds from unit sales at $1 per unit (including DRIP Units issued under the Plan) were approximately $39,407,000 and $48,409,000, respectively.

The offer and sale of Units under the June 2016 registration statement terminated on April 30, 2019. The Primary Offering is now closed. The ability to acquire additional Units is limited to Members of record as of April 30, 2019 that previously elected to participate in the DRIP Plan or that elect to participate in the DRIP Plan as described in this prospectus.

DRIP Units are identical to the Units offered in the Primary Offering except that Units in the Primary Offering were purchased for cash at the rate of $1.00 per Unit and DRIP Units are issued in exchange for income otherwise distributable to Participants at the rate of one (1) Unit for each $1.00 of monthly income retained by the Company and credited to a Member’s capital account under the Plan. DRIP Units are also not subject to commissions or deductions for any offering or formation expenses of the Company. The proceeds reinvested by Members in exchange for DRIP Units will be primarily used to fund additional loan investments we make in the future. For more information regarding our existing loan portfolio as well as our loan objectives and criteria refer to our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on April 1, 2018 (our “2018 Annual Report”).

The Units have been registered pursuant to Section 12(g) of the Exchange Act. Such registration of the Units, along with the satisfaction of certain other requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”), enables the units to qualify as “publicly-offered securities” for purposes of ERISA and regulations issued thereunder. By satisfying those requirements, our underlying assets should not be considered assets of a “benefit plan investor” (as defined under ERISA) by virtue of the investment by such benefit plan investor in the Units.

Our Units are not listed on an exchange or quoted through a quotation system, and there is no secondary market nor do we expect that any will develop in the foreseeable future. Units are not freely transferable, and they may not be acceptable by a lender as security for borrowing. Our Operating Agreement also imposes substantial restrictions upon your ability to transfer Units. Therefore, an investment in our Units is not suitable for investors who expect to require short-term liquidity from their investments.

Our address is 177 Bovet Road, Suite 520, San Mateo, CA 94402 and our telephone number is (650) 365-5341. Our website is www.redwoodmortgage.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements contained, or incorporated by reference, in this prospectus which are not historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the company’s expectations, hopes, intentions, beliefs and strategies regarding the future. Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “possible” or similar terms or variations on those terms or the negative of those terms. Forward-looking statements include statements regarding trends in the California real estate market; future interest rates and economic conditions and their effect on the company and its assets; estimates as to the allowance for loan losses; forecasts of future sales and redemptions of units, forecasts of future funding of loans; loan payoffs and the possibility of future loan sales (and the gain thereon, net of expenses) to third parties, if any; forecasts of future financial support by the Manager including the eventual elimination of financial support; future fluctuations in the net distribution rate; and beliefs relating to how the company will be affected by current economic conditions and trends in the financial and credit markets. Actual results may be materially different from what is projected by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

•	changes in economic conditions, interest rates, and/or changes in California real estate markets;

•	the impact of competition and competitive pricing for mortgage loans;

•	the Manager’s ability to make and arrange for loans that fit our investment criteria;

•

whether we will have any future loan sales to unaffiliated third parties, and if we do, the gain, net of expenses, and the volume/timing of loan sales to unaffiliated third parties, which to date have provided only immaterial gains to us;

•	the timing and dollar amount of the decreasing financial support from the Manager and the corresponding impact on the net distribution rate to Members;

•	the concentration of credit risks to which we are exposed;

•	increases in payment delinquencies and defaults on our mortgage loans; and

•	changes in government regulation and legislative actions affecting our business.

All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

RISK FACTORS

Investment in our Units has risks. You should carefully consider the risks described in Item 1A. Risk Factors in our 2018 Annual Report and the other filings we make under the Securities Exchange Act of 1934, as amended, or the Exchange Act, from time to time, as well as other information in this prospectus before making an election to acquire Units in the Plan. Item 1A. Risk Factors in our 2018 Annual Report is incorporated herein by reference. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our Members. In such case, you could lose all or a portion of your investment.

SUMMARY DESCRIPTION OF THE PLAN

Purpose of the Plan

The primary purpose of the Plan is to provide existing Members with an economical and convenient method of compounding their earnings by investing their cash distributions in additional Units that are issued at $1.00 per Unit WITHOUT PAYMENT OF ANY BROKERAGE COMMISSION or service charge. Units are “purchased” under the Plan through the Company’s retention of the monthly amount distributable to a Participant as earnings (if any), and the issuance of one (1) Unit for each dollar retained and credited to the Participant’s capital account. These additional funds are then utilized by the Company to fund additional loans or for other general operating purposes.

The following questions and answers will provide you with a summary description of the DRIP Plan and how it works. If you do not participate in the Plan, you will receive cash distributions, as declared and paid, in the usual manner.

Participation

1.	WHO IS ELIGIBLE TO ENROLL IN THE PLAN?

You may enroll in the Plan if: (i) you held Units registered in your name as of April 30, 2019 as reflected on the records of our Manager; and (ii) you meet any applicable suitability standards at the time of enrollment.

Eligible Members who are citizens or residents of a country other than the United States, its territories or possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

2.	HOW DOES AN ELIGIBLE MEMBER PARTICIPATE?

To enroll in the Plan you must complete and execute a Distribution Reinvestment Plan Enrollment/Change Form in the form attached as Appendix A (“Enrollment Form”) and/or any other documentation as may be acceptable to the Administrator. If your Units are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders must sign the Enrollment Form. You may obtain an Enrollment Form at any time by contacting RMC’s Investor Relations Department. Eligible Members who wish to enroll in the DRIP Plan should read and understand all information regarding the Units and the DRIP Plan provided in this prospectus, including all information incorporated by reference herein, prior to making their enrollment decision. Members that elected to participate in the Plan as of April 30, 2019 will continue to participate to the extent of such election automatically and without the need for enrollment.

3.	WHEN MAY AN ELIGIBLE MEMBER JOIN THE DRIP PLAN?

As an eligible Member, you may join the Plan at any time. Any eligible Member who has not previously elected to participate in the Plan may so elect at any time by completing and executing an Enrollment Form obtained from the Administrator and any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan may designate the amount of their cash distributions with respect to all, or a portion of, the Units owned by them to be reinvested pursuant to the Plan. Participation will commence with the next distribution payable after receipt of the Participant’s election pursuant to participate in the Plan, provided it is received at least ten (10) days prior to the last day of the period to which such distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Units will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to the designated amount of distributions attributable to such period and to all periods thereafter.

Distribution Reinvestment

4.	WHEN WILL DISTRIBUTIONS BE REINVESTED AND ADDITIONAL UNITS ISSUED?

Cash available for distributions at the end of each calendar month will be allocated ninety-nine percent (99%) to the Members and one percent (1%) to RMC. Under the Plan, distributions will be credited to a Participant’s capital account and Units will be issued by the Administrator promptly following the payment date with respect to such distributions to the extent Units are available for purchase under the Plan.

5.	HOW WILL REINVESTMENT PURCHASES BE MADE?

All Units purchased by you under the Plan will be Units newly-issued directly from the Company. The number of Units to be purchased by you through a reinvestment purchase will depend upon the amount of the distributions being reinvested. The Administrator will purchase on your behalf as many whole Units and fractional Units (computed to three decimal places) as can be purchased with that amount of distributions.

6.	HOW WILL THE PRICE OF UNITS PURCHASED THROUGH THE PLAN BE DETERMINED?

The Administrator will invest distributions in Units at a price of $1.00 per Unit. This is the same price per Unit of the Units offered in our prior offerings. Notwithstanding, we arbitrarily determined the $1 per Unit price for reinvestment of distributions pursuant to the Plan. Such price also is not necessarily the amount you may receive pursuant to your limited right to redeem Units, subject to certain requirements. (See “Description of the Units.”) The amount that a redeeming Member will receive is the lesser of the purchase price for the redeemed Units or the redeeming Member’s capital account balance as of the date of each redemption payment. The fair market value of your interest in the Company will be irrelevant in determining amounts to be paid upon redemption.

7.	WILL UNITS ACQUIRED THROUGH THE REINVESTMENT OF DISTRIBUTIONS BE SUBJECT TO DISTRIBUTION REINVESTMENT?

Yes. All distributions paid on Units acquired through the Plan will be reinvested in Units pursuant to the Plan. The distributions paid on such Units will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

8.	MAY I ENROLL LESS THAN ALL OF THE UNITS I OWN IN THE PLAN?

Yes. Participants in the Plan may designate the amount of their cash distributions with respect to all Units owned by them to be reinvested pursuant to the Plan.

Costs

9.	WHAT COSTS ARE ASSOCIATED WITH INVESTMENTS THROUGH THE PLAN?

You are not charged and we will not pay brokerage commissions or selling commissions in connection with purchases under the Plan. The Company will pay costs associated with the administration of the Plan.

Ownership of Units

10.	HOW IS OWNERSHIP OF UNITS PURCHASED THROUGH THE PLAN RECORDED?

All Units that you purchase through the reinvestment of distributions are recorded in your name on our books.

Sale of Plan Units

11.	CAN THE UNITS HELD IN THE PLAN BE SOLD?

Units are not freely transferable, and they may not be acceptable by a lender as security for borrowing. Our Operating Agreement also imposes substantial restrictions upon your ability to transfer Units.

Further, our Unit redemption program contains significant restrictions and limitations that limit your ability to redeem your Units. Therefore, in making a decision to participate in the Plan, you should not assume that you will be able to sell any of your Units back to us pursuant to our redemption program. Our Operating Agreement makes no provision for Members to withdraw from the Company or to obtain the return of their capital accounts for a one-year period from the date of the purchase of Units. (See “Description of Units.”) Also, the number of Units you may redeem per quarter is subject to a maximum of the greater of 100,000 Units or 25% of your Units outstanding. In addition, we will not, in any calendar year, redeem from all of our Members a total of more than 5% (or in any calendar quarter, redeem more than 1.25%) of the weighted average number of all Units outstanding during the 12-month period immediately prior to the date of the redemption.

RMC reserves the right, in its sole discretion, at any time, to reject any request for redemption, or to suspend or terminate the acceptance of new redemption requests without prior notice, or to terminate, suspend or amend the Unit redemption program upon 30-day notice.

We will fund redemptions solely from our available cash flow and will not establish a working capital reserve from which to fund redemptions. For this purpose, cash flow is considered to be available only after all current Company expenses have been paid (including compensation to our Manager), adequate provision has been made for payment of our current and future debt, and adequate provision has been made for the payment of all monthly cash distributions to Members who do not reinvest distributions pursuant to our distribution reinvestment plan. Accordingly, we cannot guarantee that we will have sufficient funds to accommodate all redemption requests made in any given year.

Issuance of Certificates

12.	WILL CERTIFICATES BE ISSUED FOR UNITS PURCHASED?

No certificates will be issued because we do not issue certificates. The number of Units you hold in the Plan will be shown on your regular account statement.

Termination of Plan Participation

13.	HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN?

A Participant may terminate or modify participation in the Plan at any time by written notice to the Administrator. In the case of a death of a Participant, an executor, heir or other administrator of such Participant’s estate may terminate or modify participation in the Plan with respect to the Units of such Participant by written notice to the Administrator. A Participant’s transfer of Units will terminate participation in the Plan with respect to such transferred Units as of the first day of the distribution period in which such transfer is effective, unless the transferee of such Units in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

14.	WHEN WILL A TERMINATION NOTICE BE EFFECTIVE?

To be effective for any distribution, a notice of termination must be received by the Administrator at least ten days prior to the last day of the distribution period to which such distribution relates.

15.	HOW ARE UNITS DISTRIBUTED UPON TERMINATION OF THE PLAN?

Your Units held under the Plan will be recorded on the books of the Company and will continue to be reflected on our books after termination of the Plan. We do not issue certificates.

Tax Consequences

16.	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The reinvestment of distributions does not relieve you of U.S. federal income tax that may be payable on such distributions. Generally, a Member whose distributions are reinvested in Units purchased from us will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to our Units credited to the Member’s Plan account on the date the distributions are reinvested.

The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

If you are considering participation in the Plan, we urge you to consult your tax advisors regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) that may result from your participation in the Plan and of potential changes in applicable tax laws.

17.	HOW ARE U.S. FEDERAL TAX WITHHOLDING PROVISIONS APPLIED TO MEMBERS WHO PARTICIPATE IN THE PLAN?

Backup withholding of U.S. federal income tax may apply to distributions made by us to Members who fail to provide us with certain identifying information (such as a Member’s taxpayer identification number (i.e., the social security number in the case of individuals)) and certifications, or who are otherwise subject to backup withholding. U.S. Members may comply with these identification procedures by providing us a duly completed and executed IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Foreign Members may comply with these identification procedures by providing us with the relevant IRS Form W-8BEN, duly completed and executed. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Member may be refunded or credited against such Member’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

18.	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN FOR TAX- EXEMPT MEMBERS?

Tax-exempt Members, including individual retirement accounts, or IRAs, Keogh Plans, 401(k) plans, and charitable remainder trusts, generally will not be subject to U.S. federal income tax on our distributions, including distributions reinvested under the Plan. However, if a tax-exempt Member borrows to acquire Units, it may be subject to U.S. federal income tax on our distributions. If you are a tax exempt Member considering participation in the Plan, we urge you to consult your tax advisors regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) that may result from your participation in the Plan and of potential changes in applicable tax law.

Plan Administration

19.	HOW WILL THE PLAN BE ADMINISTERED?

RMC, or a successor selected by us, will administer the Plan for Participants, keep records, send statements of account to participants, answer participants’ questions regarding the administration of the Plan and perform other duties related to the Plan.

20.	WHOM SHOULD I CONTACT FOR ANSWERS TO QUESTIONS REGARDING THE PLAN?

All inquiries regarding the Plan should be sent to:

REDWOOD MORTGAGE INVESTORS IX, LLC

INVESTOR SERVICES

177 BOVET ROAD, SUITE 520

SAN MATEO, CA 94402

(800) 659-6593, OPTION 5.

21.	WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

Within sixty (60) days after the end of each calendar quarter, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the distributions received, the number of Units purchased and the per Unit purchase price for such Units pursuant to the Plan during the prior year. Each statement also shall advise the Participant that the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Units becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

Additional Information

22.	HOW WILL MY UNITS PURCHASED THROUGH THE PLAN BE VOTED AT MEMBER MEETINGS?

No regular meetings of the Members are required under the Operating Agreement and Member voting rights are generally limited to the approval of items specified in Section 4.15 of the Operating Agreement. Members representing ten percent (10%) of the total outstanding Units, including DRIP Units issued under the Plan, may call a meeting in accordance with Section 4.16 of the Operating Agreement and Units purchased through the Plan will be voted as you direct at any meeting so called or with respect to any matter subject to the approval of the Members under the Operating Agreement. Approval of actions subject to Member approval requires the affirmative vote of Member’s holding more than 50% of the outstanding Units, including DRIP Units issued under the Plan.

23.	WHAT ARE THE LIABILITIES OF THE COMPANY AND RMC UNDER THE PLAN?

Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Units, any change in the value of the Units acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which distributions are invested. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability with respect to the date on which Units are purchased for a Participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, the Company and RMC have been advised that, in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

24.	MAY THE PLAN BE AMENDED, SUPPLEMENTED, SUSPENDED OR TERMINATED?

We reserve the right to amend, supplement or terminate the Plan by making an appropriate notice at least ten (10) days prior to the effectiveness date to each Participant.

25.	WHAT LAW GOVERNS THE PLAN?

The Plan and the form or election card signed by each Participant (which is deemed to be a part of the Plan) and each participant’s account shall be governed by and construed in accordance with the laws of the State of Delaware; provided, that the foregoing choice of law will not restrict the application of any state’s securities laws to the sale of Units to its residents or within such state.

26.	CAN MY UNITS BE DILUTED?

Our Members do not have any preemptive rights to any Units we issue in the future. Pursuant to our Operating Agreement, we may issue additional Units in the future without your consent or the consent of any other Members. To the extent we issue additional equity interests after a Member purchases our Units, a Member’s percentage ownership interest in us will be diluted. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, a Member may also experience dilution in the book value of his or her Units.

USE OF PROCEEDS

The net proceeds from the sale of the Units offered pursuant to the Plan and purchased with distributions retained by us, will be used to fund additional loans or for general corporate purposes of the Company, including the repurchase of Units pursuant to our redemption plan from time to time.

PLAN OF DISTRIBUTION

We are offering a maximum of 15,000,000 Units to our existing Members through the Plan. We cannot predict at this time the number of Units that will be issued. Units will be purchased pursuant to the Plan directly from us. The price of the Units purchased directly from us through the Plan will be equal to $1.00 per Unit.

There are no direct expenses to participants for the administration of the Plan. Administrative fees related to the purchase of Units through the Plan will be paid by us. We do not pay selling commissions, dealer manager fees or any other form of underwriting compensation for purchases of Units through the Plan.

DESCRIPTION OF UNITS

The Units represent a $1.00 membership interest in us. Participation in the Plan and the right to acquire Units issued under the Plan is limited to our Members of record as of April 30, 2019, only.

Restrictions on Transfer

There is no public or secondary market for the Units and none is expected to develop. Moreover, Units may only be transferred if certain requirements are satisfied, and transferees may become Members only with the consent of our Manager. In addition, the assignment or other transfer of Units must comply with the minimum investment and suitability standards imposed by us. Under presently applicable state securities law guidelines, except in the case of a transfer by gift or inheritance or upon family dissolution or an intra-family transfer, each transferee of Units must generally satisfy minimum investment and investor suitability standards similar to those applicable to the original offering of Units. Additionally, following a transfer of less than all of your Units, you must generally retain a sufficient number of Units to satisfy the minimum investment standards applicable to your initial purchase of Units. In the case of a transfer in which a Member firm of FINRA is involved, that firm must be satisfied that a proposed transferee of Units satisfies the suitability requirements as to financial position and net worth specified in Section (b)(2) of FINRA Rule 2310. The Member firm must inform the proposed transferee of all pertinent facts relating to the liquidity and marketability of the Units during the term of the investment.

Our Operating Agreement provides that an assignee of a Unit may not be substituted as a Member if our Manager determines that:

•	the assignee is a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of such person);

•	the assignment is not permitted under applicable law, including, in particular but without limitation, applicable federal and state securities laws; or

•

such assignment would jeopardize our existence or qualification as a limited liability company under Delaware law or the applicable laws of any other jurisdiction in which the Company is then conducting business.

Restrictions Related to Tax Status

In addition to the transfer restrictions described above, Section 7.4 of our Operating Agreement provides that any proposed sale, assignment or other transfer of a Unit will be void if either:

•

the transfer or assignment, when considered together with other transfers during the same applicable twelve-month period, would, in the opinion of our counsel, result in the termination of our status as a partnership for federal or state income tax purposes; or

•

our Manager determines that the transfer or assignment would result in us being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or any regulations or rules promulgated thereunder.

Our Operating Agreement also provides that a transferee or assignee of an interest may not be substituted as a Member if our Manager determines that the sale or transfer of the interest may jeopardize our continued ability to qualify as a “partnership” for federal income tax purposes.

Consequently, you may not be able to liquidate your investment in the event of emergencies or for any other reasons. In addition, Units may not be readily accepted as collateral for loans.

The foregoing discussion is only a summary of the transfer restrictions applicable to Units. For a full description, see Sections 7.2-7.4 of our Operating Agreement, which is controlling in all respects.

Unit Redemption Program

In order to provide our Members with a certain degree of liquidity, we have adopted a Unit redemption program. Generally, one year after purchasing your Units, you may present for redemption all or part of your Units, in accordance with the procedures set forth below. At that time, we may, subject to the significant restrictions and limitations described below, redeem the Units presented for redemption to the extent that we have sufficient cash flow available to us to fund such redemption.

We will attempt to redeem Units on a quarterly basis. Redemptions (or partial redemptions), if any, will be paid at the end of the calendar quarter following the quarter in which the redemption request is received. The amount that a redeeming Member will receive is based on the Member’s Units outstanding. The fair market value of your Units will be irrelevant in determining amounts to be paid upon redemption.

Members’ individual capital accounts will be allocated their pro rata share of GAAP profits and losses. For periods beginning January 1, 2016, our organization and offering expenses will be allocated to each Member’s individual account over a period of 10 years from the later of such date or the first full calendar quarter after a Member’s purchase of Units, in a total amount equal to the lesser of 4.5% of their original purchase price for Units (excluding DRIP Units) or their pro-rata share of actual unreimbursed cumulative offering costs incurred by our Manager (i.e., 0.1125% per quarter). If a Member redeems Units before being allocated his or her full share of organization and offering expenses, our Manager will reimburse us for the unallocated portion.

There is no established public trading and/or secondary market for the Units and none is expected to develop. There are substantial restrictions on transferability of Units. In order to provide liquidity to Members, our Operating Agreement includes a Unit redemption program, whereby beginning one year from the date of purchase of the Units, a Member may redeem all or part of their Units, subject to certain limitations.

The price paid for redeemed Units is based on the lesser of the purchase price paid by the redeeming Member or the Member’s capital account balance as of the date of each redemption payment. Redemption value is calculated based on the period from date of purchase as follows:

•	after one year: 92% of the purchase price or of the capital account balance, whichever is less;

•	after two years: 94% of the purchase price or of the capital account balance, whichever is less;

•	after three years: 96% of the purchase price or of the capital account balance, whichever is less;

•	after four years: 98% of the purchase price or of the capital account balance, whichever is less;

•	after five years, 100% of the purchase price or of the capital account balance, whichever is less.

The number of Units that may be redeemed per quarter per individual Member is subject to the maximum of the greater of 100,000 Units or 25% of the Member’s Units outstanding. For redemption requests that require more than one quarter to fully redeem, redemption payments will be made at the end of each calendar quarter. The percentage discount amount that applies when the redemption payments begin will continue to apply throughout the entire redemption period and will apply to all Units covered by such redemption request, provided that, if redemption payments are delayed because we suspend all redemptions, then when such delayed payments recommence, the percentage discount amount applied to the remaining payments will be determined as of the recommencement date. Units purchased through our distribution reinvestment plan, or DRIP Units, have the same holding period and redemption values that apply to the Member’s Units used to purchase those DRIP Units.

A portion of the early redemption penalty payments (i.e., the difference between 100% and the redemption payment paid to the redeeming Member) will be applied toward the next installments of principal payable under the formation loan owed to us by our Manager, thereby reducing the amount owed to us from our Manager. Such portion will be determined by the ratio between the amount of the formation loan and the total amount of offering costs incurred by us in the offering. Once offering expenses are repaid, early redemption penalties will be applied to the formation loan, and then our own account.

Our Manager will have the right, at its discretion, to redeem the Units of any investor who holds less than 2,000 Units. No penalties will be assessed in connection with such a redemption. Our Manager may, in its sole discretion, waive any applicable holding periods or penalties in the event of the death of a Member or other exigent circumstances or if the Manager believes such waiver is in our best interests.

We will not establish a reserve from which to fund redemptions. Our capacity to redeem your Units upon request is restricted to the availability of our cash flow. For this purpose, cash flow is considered to be available only after all our current expenses have been paid (including compensation to our Manager and its affiliates), adequate provision has been made for payment of our current and future debt, and adequate provision has been made for the payment of all monthly cash distributions to Members who do not reinvest distributions pursuant to our distribution reinvestment plan. Accordingly, we cannot guarantee that we will have sufficient funds to accommodate all redemption requests made in any given year.

In any event, we will not, in any calendar year, redeem from all of our Members a total of more than 5% (or in any calendar quarter, redeem more than 1.25%) of the weighted average number of all Units outstanding during the twelve month period immediately prior to the date of the redemption. In addition, our Manager may, in its sole discretion, further limit the percentage of the total Members’ Units that may be redeemed, or may adjust the timing of scheduled redemptions (including deferring withdrawals indefinitely), to the extent that such redemption would cause us to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any regulations promulgated thereunder.

Our Manager reserves the right, in its sole discretion, at any time and from time to time:

•	to reject any request for redemption or to suspend or terminate the acceptance of new redemption requests without prior notice; or

•	to terminate, suspend or amend the Unit redemption program.

Our Manager may choose to terminate or suspend our Unit redemption program if it determines, in its sole discretion, that there is insufficient cash flow, as described above; or if such termination or suspension would otherwise be in our best interests. In addition, our Manager may, at any time, and without prior notice, reduce the number of Units purchased under our Unit redemption program if it determines, in its sole discretion, that the funds otherwise available to fund the Unit redemption program are needed for other Company purposes. These limitations apply to all redemptions, including redemptions upon the death of a Member. In the event we terminate, suspend or amend our Unit redemption program, we will send our Members written notice of such termination, suspension or amendment at least 30 days prior to the effective date of the termination, suspension or amendment. However, we may suspend or terminate the acceptance of new redemption requests at any time without prior notice.

If redemption requests in excess of limitations under our Unit redemption program are received by our Manager, the priority of redemptions among Members will be determined as follows:

•	redemptions upon the death of an investor; and

•	all other redemption requests.

All redemptions will be honored on a pro rata basis, based on the amount of redemption requests received in the preceding quarter plus unfulfilled redemption requests that we were unable to honor in prior quarter(s). Unfulfilled redemption requests carried over from a prior quarter will not receive priority over redemption requests received by our Manager in the current quarter.

In the event that a Member has an unfulfilled redemption request, the Member may withdraw the redemption request at any time by sending a written notice of withdrawal to us. If we receive the notice less than 30 days prior to the next scheduled redemption payment, then that payment will be made but all subsequent payments to the Member will cease. If we receive the notice more than 30 days prior to the next scheduled redemption payment, then all redemption payments to the Member will cease.

After withdrawing a pending redemption request, the Member may thereafter submit another redemption request to us at a later date. This later redemption request may well have a lower penalty than what was applied to the initial redemption request as the penalty is determined at the time the redemption payments for a specific request commence. For example, if the redemption payments for a Member’s initial redemption request commence after one year (but before two years), the payments would be at the 92% level. If the Member’s redemption request thereafter remained unfulfilled, the Member could withdraw the request. If, after such withdrawal, the Member submits another request at a later date and the payments for that request commence after three years (but before four years), the payments would be at the 96% level. Thus, when a Member’s redemption request is not being fulfilled, it may be advantageous for the Member to withdraw the request and then submit another redemption request later.

Upon our dissolution and termination, a five-year winding-up period is provided for liquidating our loan portfolio and distributing cash to Members. Due to high prevailing interest rates or other factors, we could suffer reduced earnings (or losses) if a substantial portion of our loan portfolio remains and must be liquidated quickly at the end of such winding-up period. Members who complete a redemption of their Units prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in us until its termination.

While we do not believe that redemption of a Member’s Units will have collateral tax consequences for other Members, it is possible that the IRS would take the position that redemptions do have collateral tax consequences for other Members.

Tax Treatment of Redemption Payments

A Member generally will not recognize taxable gain or loss on the redemption of a portion (but not all) of his Units except that gain will be recognized to the extent (if any) the redemption payment and the deemed reduction of the Member’s share of our liabilities exceeds the Member’s adjusted tax basis in his Units. Such Member’s tax basis in his Units will be reduced upon the redemption by the amount of cash and deemed reduction in his share of our liabilities. Notwithstanding the foregoing, a Member would recognize ordinary income upon a redemption of a portion of his Units to the extent the redemption payment (and the deemed reduction in the Member’s share of our liabilities) is attributable to the Member’s interest in our “unrealized receivables” or “substantially appreciated inventory” items (as defined in Section 751 of the Code).

A Member will recognize taxable gain or loss on the redemption of all of his remaining Units. Gain or loss will be based on the difference between the redemption payments received (and the deemed reduction in the Member’s share of our liabilities) and the Member’s adjusted tax basis in his Units. Any gain or loss recognized by a Member upon a redemption of all of his remaining Units will generally be treated as capital gain or loss. However, a Member will recognize ordinary income to the extent the redemption payments received and the deemed reduction of the Member’s share of our liabilities are attributable to the Member’s interest in our “unrealized receivables” or “substantially appreciated inventory” items (as defined in Section 751 of the Code).

Redemption Upon Death

In the event of your death during your investment with us, including in the event of your death during the first year of your ownership of Units, your heirs will be provided with the option to redeem all or a portion of your Units. Such redemptions will not be subject to any penalties but in any given quarter, will be limited in amount to the greater of 100,000 Units or 25% of your outstanding Units. Your heirs will be required to notify us of their intent to redeem your Units within six months from the date of death or the Units will become subject to our standard redemption provisions. If spouses are joint registered holders of Units, the request to redeem the Units may be made if either of the registered holders dies. Due to the complex nature of administering a decedent’s estate, our Manager reserves the right and discretion to request any and all information it deems necessary and relevant in determining the date of death, the name of the beneficiaries or any other matters it may deem relevant.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indemnification is provided for in our Operating Agreement, and such provisions are incorporated herein by reference. Except as set forth below, our Operating Agreement limits the personal liability of our Manager, its affiliates, the respective officers, directors, shareholders, trustees, members, constituent partners, managers, employees, attorneys, accountants, and agents of each of the foregoing. Our Operating Agreement provides that our Manager, its affiliates, agents, or attorneys will be indemnified by us for losses suffered by them and held harmless for losses suffered by us only if all of the following conditions are met: (a) the Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest, (b) the Manager, affiliate, agent, or attorney was acting on our behalf or performing services for us, (c) the liability or loss was not the result of negligence or misconduct by the Manager, affiliate, agent, or attorney, and (d) the indemnification or agreement to hold harmless is recoverable only out of the Company’s assets and not from the Members.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC and some states’ securities commissions such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Units offered by this prospectus has been passed upon for us by Hanson Bridgett LLP.

EXPERTS

The financial statements of Redwood Mortgage Investors IX, LLC, as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, and the financial statement of Redwood Mortgage Corp. as of December 31, 2018, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 000-55601)	Year ended December 31, 2018

Document	Filed
Current Report on Form 8-K (File No. 000-55601)	May 3, 2019

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you, or a beneficial owner to whom a prospectus is delivered, request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference in this prospectus but not delivered with this prospectus. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Redwood Mortgage Investors IX, LLC, 177 Bovet Road, Suite 520, San Mateo, CA 94402, Telephone: (650) 365-5341.

Appendix A

REDWOOD MORTGAGE INVESTORS IX, LLC

DISTRIBUTION REINVESTMENT PLAN ENROLLMENT/CHANGE FORM

Please check one of the following:

☐

FULL PARTICIPATION. I elect to participate in the Distribution Reinvestment Plan (“DRP”) with respect to ALL of my units and hereby direct Redwood Mortgage Investors IX, LLC ("the Company") to reinvest ALL cash distributions to purchase additional units.

☐

PARTIAL PARTICIPATION. (Please insert percent or number of units below) I elect to participate in the DRP with respect to                              of my units and direct the Company to reinvest cash distributions to purchase additional Units. I understand that all other distributions will be sent as a cash distribution in accordance with the instructions provided below.

☐

TERMINATION OF PARTICIPATION. I elect to TERMINATE my participation in the DRP with respect to ALL of my units. I understand that upon such termination, all distributions will be sent as a cash distribution in accordance with the instructions provided below.

Investor Name	Investor Number
Signature of Registered Owner	Date
Signature of Co-Owner

INSTRUCTIONS FOR CASH DISTRIBUTIONS

Please send my cash distributions to (check one of the following):

☐	VIA CHECK sent to address of record (or Custodian if applicable)	☐	VIA CHECK to an Alternate Payee/Address

☐	VIA ELECTRONIC FUNDS TRANSFER	Co. Name:
Address:
(EFT not available for custodial accounts) Please attach an original voided check for checking accounts or deposit slip for savings accounts.
Account #:

INSTRUCTIONS FOR CUSTODIAL ACCOUNTS

If your investment is in a custodial account, this form requires a custodial signature and Medallion Signature Guarantee.

Medallion Signature Guarantee:
Custodian Name
Custodian Signature
Date

INSTRUCTIONS FOR FORM SUBMISSION

For Non-Custodial Investments:	Please send this completed, signed form to:
	Redwood Mortgage Investors	Questions:
	177 Bovet Road, Suite 520	800-659-6593, option 5
San Mateo, CA 94402

For Custodial Investments:	Please send this completed, signed form directly to your Custodian for signature and submission to Redwood Mortgage.

A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,818.00

Printing and engraving expenses	$5,000.00

Legal fees and expenses	$40,000.00

Accounting fees and expenses	$18,000.00

Miscellaneous	$2,500.00

Total	$67,318.00

Item 15. Indemnification of Directors and Officers.

As set forth in the Operating Agreement, the Company shall indemnify, defend, save and hold harmless the Manager, its Affiliates, the respective officers, directors, shareholders, trustees, members, constituent partners, managers, employees, attorneys, accountants and agents of each of the foregoing (individually and collectively, the “Indemnified Party” or “Indemnified Parties”) from and against any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including actual attorneys’ fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the fullest extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company or, or in furtherance of or in connection with the business of the Company, except for those acts performed or omitted to be performed by the party seeking indemnification hereunder which constitute fraud, misconduct or negligence. If any action, suit or proceeding shall be pending against the Company or any Indemnified Party relating to any such act performed (or omitted to be performed) for or on behalf of the Company by an Indemnified Party, such Indemnified Party shall have the right to employ, at the reasonable cost of the Company (subject to the below), separate counsel of such Indemnified Party’s choice in such action, suit or proceeding.

The Company’s obligations to indemnify, defend and hold harmless under the Operating Agreement shall not obligate, or impose personal liability on, a Manager or Members or any of their directors, shareholders, members, constituent partners, managers, managing members, officers, employees, attorneys, accountants or agents, whether direct or indirect at whatever level and the sole source of such indemnity shall be the assets of the Company.

Notwithstanding anything to the contrary set forth herein, the Manager (which shall include Affiliates only if such Affiliates are performing services on behalf of the Company), its agents or attorneys shall not be indemnified for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws unless the following conditions are met:

(i)	there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular Indemnified Party; or

(ii)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or

(iii)

a court of competent jurisdiction has approved a settlement of the claims against a particular Indemnified Party and has determined that indemnification of the settlement and related costs should be made; and

(iv)

in the case of subsection (iii) above, the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised of and consider the positions of the securities regulatory authorities of those states (1) which are specifically set forth in the Prospectus; and (2) in which plaintiffs claim they were offered or sold Units.

Cash advances from Company funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action are permissible only if the following conditions are satisfied:

(i)

such suit, action or proceeding relates to or arises out of any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company;

(ii)

such suit, action or proceeding is initiated by a third party who is not a Member, or the suit, action or proceeding is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and

(iii)

the Indemnified Party undertakes to repay any funds advanced pursuant to the Operating Agreement in cases in which such Indemnified Party would not be entitled to indemnification under the Operating Agreement.

If advances are permissible under the Operating Agreement, the Indemnified Party shall have the right to bill the Company for, or otherwise request the Company to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all amounts for which such Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under the Operating Agreement. The Company shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request is received. In the event that a final determination is made that the Company is not so obligated for any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such final determination, and in the event that a final determination is made that the Company is so obligated for any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within sixty (60) days of such final determination.

Notwithstanding anything to the contrary set forth above, the Company shall not indemnify a Manager, its Affiliates, agents or attorneys for any liability or loss suffered by any such party, nor shall any such party be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)	the Managers has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company;

(ii)	the Indemnified Party was acting on behalf of or performing services for the Company;

(iii)	such liability or loss was not the result of the negligence or misconduct by the Indemnified Party; and

(iv)	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Company and not from the Members.

Nothing herein shall prohibit the Company from paying in whole or in part the premiums or other charge for any type of indemnity insurance by which the Managers or other agents or employees of the Company are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against the Company including, but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom; provided that the Company may not incur the cost of that portion of liability insurance which insures any party for any liability as to which such party is prohibited from being indemnified under the Operating Agreement.

Item 16. Exhibits.

Exhibit No.

3.1	Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC

3.2	First Amendment to Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC

3.3*	Certificate of Formation

4.1	Distribution Reinvestment Plan

5.1	Opinion of Hanson Bridgett LLP as to legality of the securities issued

8.1	Opinion of Hanson Bridgett LLP regarding certain tax matters

10.2*	Form of Loan Servicing Agreement.

10.3*	Form of Promissory Note.

10.4*	Form of Deed of Trust.

10.7*	Form of Formation Loan Promissory Note

23.1	Consent of BDO USA, LLP

23.2	Consent of Hanson Bridgett LLP (included in Exhibit 5.1)

23.3	Consent of Tax Expert (included in Exhibit 8.1)

99.1	Enrollment Form (included as Appendix A to the prospectus)

*	Incorporated by reference to the item under the corresponding exhibit number in the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2015 (File no. 000-55601).

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S- 3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on May 9, 2019.

REDWOOD MORTGAGE INVESTORS IX, LLC

By:	Redwood Mortgage Corp., Manager

By:	/s/ Michael R. Burwell
Michael R. Burwell
President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Michael R. Burwell Michael R. Burwell	President, Secretary/Treasurer and a Director of Redwood Mortgage Corp. (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 9, 2019

/s/ Lorene A. Randich Lorene A. Randich	Director of Redwood Mortgage Corp.	May 9, 2019

/s/ Thomas R. Burwell Thomas R. Burwell	Director of Redwood Mortgage Corp.	May 9, 2019